EXHIBIT 99.1

 Atlantic Coast Federal Temporarily Postpones Planned Stock Offering

    WAYCROSS, Ga.--(BUSINESS WIRE)--Aug. 13, 2007--Atlantic Coast Federal Corporation (the "Company") (NASDAQ: ACFC), the holding company of Atlantic Coast Bank, today announced that Atlantic Coast Financial Corporation has temporarily postponed its planned stock offering in response to current market conditions. Atlantic Coast Financial Corporation is a Maryland holding company that has been formed to become the new holding company of Atlantic Coast Bank in connection with the previously announced mutual-to-stock conversion of Atlantic Coast Federal, MHC, which currently owns approximately 64%, of the outstanding shares of common stock of the Company. The Company owns 100% of the issued and outstanding shares of the capital stock of Atlantic Coast Bank.

    Robert J. Larison, Jr., President and Chief Executive Officer of the Company, noted, "We believe it is advisable to delay the offering until market conditions are more stable. We anticipate completing our conversion to a full stock company in the fourth quarter of 2007 or the first quarter of 2008."

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company.

    The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

    Atlantic Coast Bank, with approximately $898.4 million in assets as of June 30, 2007, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

    A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

    CONTACT: For Atlantic Coast Federal Corporation:
             Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376